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                                                                    EXHIBIT 3.14


                       RESTATED ARTICLES OF INCORPORATION

                                (WITH AMENDMENT)

                                       OF

                         TUBE-ALLOY CAPITAL CORPORATION


         l. TUBE-ALLOY CAPITAL CORPORATION, pursuant to the provisions of
Article 4.07 of the Texas Business Corporation Act, hereby adopts these Restated Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no change in any provision thereby.

         2. The Articles of Incorporation are amended by the Restated Articles of Incorporation as follows:

                                  "ARTICLE FOUR
                               A. PREFERRED STOCK

         l. Dividends. The holders of the Preferred Stock at the time outstanding shall be entitled to receive, if, as and when declared to be payable by the Board of Directors, out of any assets legally available for the payment thereof, dividends in any year on the aggregate liquidation preference of all Preferred Stock outstanding at a percentage rate equal to ninety-eight percent (98%) of the Standard and Poor's Preferred Stock Yield Index as per the last edition of "Standard and Poor's Outlook" for the immediately preceding fiscal year, and no more, payable quarterly on the first days of July, October; January and April in each year."


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         "7. Voting Rights. The holders of the Preferred Stock shall have voting rights equal in the aggregate to one (1) vote for each share of outstanding Preferred stock, on any matter to be voted on by the shareholders of the Corporation. The holders of the Preferred Stock shall be entitled to vote on all matters to be voted upon by shareholders of the Corporation."

         7.(b) and 7.(c) are omitted in their entirety.

                                "B. COMMON STOCK

         2. Voting Rights. The shares of Common Stock outstanding shall not bear voting rights, except as to those matters for which voting rights are mandated by the Texas Business Corporation Act."

         "4. Redemption or Purchase. The Common Stock shall be redeemable by the Corporation with the Agreement of the holder thereof."

         3. Each such amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and such Restated Articles of Incorporation and each such amendment made by the Restated Articles of Incorporation were duly adopted by resolution of the Board of Directors of the Corporation on March 11, 1982.

         4. The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof as amended above.


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                            ARTICLES OF INCORPORATION

                                       OF

                         TUBE-ALLOY CAPITAL CORPORATION

         The undersigned natural person of the age of eighteen (18) years or more, a citizen of the State of Texas, acting as an incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                                   ARTICLE ONE

         The name of the corporation is Tube-Alloy Capital Corporation.

                                   ARTICLE TWO

         The period of its duration is perpetual.

                                  ARTICLE THREE

                  The purpose or purposes for which the corporation is organized are:

                  To lease, purchase, sell and subdivide real estate, within towns, cities and villages, and their suburbs, not extending more than two miles beyond their corporate limits;

                  To purchase, manufacture, assemble, fabricate, produce, import, receive, lease as lessee or otherwise acquire, own, hold, store, use, repair, service, maintain, mortgage, pledge or otherwise encumber or otherwise dispose of and generally deal with and in as principal, agent, broker, investor, or otherwise, goods, wares, merchandise, securities and personal property, tangible or intangible, of all kinds and descriptions;

                  To establish, maintain and conduct any sales, services, agency, brokerage, franchise, investment or merchandising business in all its aspects for the purpose of selling, purchasing, licensing, renting, leasing, operating, franchising and otherwise dealing with personal services, instruments, machines, appliances, inventions, securities, trade marks, trade names, patents, privileges, processes, improvements, copyrights, contract rights and personal property, tangible and intangible, of all kinds and descriptions;


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                  To serve as manager, consultant, representative, agent, broker or advisor for other persons, associations, corporations, partnerships and firms;

                  To enter into partnerships or into any arrangement for sharing of profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise, with any person, firm or corporation carrying on or engaged in or about to carry on or engage in any business or transaction which the corporation is authorized to carry on or engage in;

                  To carry out the purposes above set forth in any state, territory, district or possession of the United States, or in any foreign country to the extent that such purposes are not forbidden by the law of such state, territory, district or possession of the United States or by such foreign country; and

                  In general, to transact any or all lawful business for which corporations may be organized under the Texas Business Corporation Act.

                                  ARTICLE FOUR

         The total number of shares of all classes of stock which the Corporation shall be authorized to issue is ten million (10,000,000) shares, divided into the following: (i) five million (5,000,000) shares of Preferred Stock, of the par value of Ten Dollars ($10) per share (hereinafter called "Preferred Stock"); and (ii) five million (5,000,000) shares of common stock, of the par value of One Dollar ($1) per share (hereinafter called "Common Stock").

         A description of the respective classes of stock, a statement of the designations, preferences, limitations and relative rights of the shares of each class of stock are as follows:

                               A. PREFERRED STOCK

         l. Dividends. The holders of the Preferred Stock at the time outstanding shall be entitled to receive, if, as and when declared to be payable by the Board of Directors, out of any assets legally available for the payment thereof, dividends in any year on the aggregate liquidation preference of all Preferred Stock outstanding at a percentage rate equal to ninety-eight percent (98%)


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of the Standard and Poor's Preferred Stock Yield Index as per the last edition of "Standard and Poor's Outlook" for the immediately preceding fiscal year, and no more, payable quarterly on the first days of July, October, January and April in each year.

         2. Preferred Dividends Noncumulative. Dividends on all Preferred Stock shall be noncumulative; provided, however, no dividends shall be declared or paid on the Common Stock unless dividends on all Preferred Stock then outstanding for the current quarterly dividend period have been declared and either paid or a sum sufficient for the payment thereof has been set apart by the Corporation.

         3. Preferences on Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the then outstanding Preferred Stock shall be entitled to receive One Hundred Dollars ($100) per share plus any dividends declared but unpaid on said shares. After such payment to the holders of the Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of the Common Stock in the manner hereinafter stated. A consolidation, merger or reorganization of the Corporation with any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall not be considered a dissolution, liquidation or winding up of the Corporation within the meaning of these provisions.

         4. Redemption Rights of Corporation. The whole or any part of the outstanding Preferred Stock may be redeemed at any time at the option of the Corporation, exercisable by the Board of Directors upon thirty (30) days' written notice mailed to the holders of such shares as are to be redeemed, by paying therefor the liquidation price fixed in Paragraph 3 of this Section A. The Corporation may redeem the whole or any part of the shares; provided, however, that if at any time


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the Corporation elects to redeem less than the whole of the Preferred Stock then outstanding, the particular shares to be redeemed shall be determined by lot or by such other equitable method as may be determined by the Board of Directors. If, on or prior to the redemption date specified in any such notice, assets sufficient for such redemption shall have been deposited, in trust, with irrevocable instructions and authority to apply such funds to the redemption of the Preferred Stock so redeemed, with a bank or trust company in the City of Houston, Texas, having a capital and surplus of at least Three Million Dollars ($3,000,000) according to its last published statement of condition then, from and after the date fixed for redemption, the shares so redeemed shall cease and terminate, excepting only the rights of the holders thereof to receive the redemption price therefor, but without interest, upon surrender of their respective certificates therefor and any right to convert such shares which may exist. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time. In case the holder of shares which shall have been redeemed shall not, within six (6) years after the making of such deposit, claim the amount deposited with respect to the redemption of such shares, the bank or trust company in which such deposit was made shall upon demand pay over to the Corporation such unclaimed amounts of assets and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder. Preferred Stock redeemed or otherwise retired by the Corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock.

         5. Redemption Rights of Shareholders. Any holder of Preferred Stock may, at any time after receipt of the Preferred Stock, by written request mailed to the Corporation at its registered office, cause the Corporation, to the extent it may lawfully do so, to redeem all shares of Preferred



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Stock owned by him at the time, and to pay him therefor in assets of the
Corporation the liquidation price fixed in Paragraph 3 of this Section A. Such written request shall state the name and address of such holder and the number of shares owned by him and shall be accompanied by the certificates representing all such shares of Preferred Stock, duly endorsed in blank or accompanied by appropriate stock powers. If at the time of the request to redeem, the Corporation may not lawfully redeem all shares of Preferred Stock then outstanding, the Corporation shall notify the other holders of Preferred Stock of the request to redeem and, thereafter, the other holders shall have the right for a period of thirty (30) days after receipt of said notice to request the Corporation to redeem a proportionate portion of their Preferred Stock as well. If more than one holder requests the Corporation to redeem his Preferred Stock and if the total number of shares of Preferred Stock the Corporation is requested to redeem exceeds the number of shares of Preferred Stock the Corporation may lawfully redeem, the Corporation shall redeem the number of the shares of Preferred Stock of each holder who requested redemption determined by dividing the number of shares the holder requested be redeemed by the total number of shares all holders requested be redeemed and multiplying the result thereof by the maximum number of shares of Preferred Stock which the Corporation may lawfully redeem. Such redemption shall be consummated within ninety (90) days after the date of such written request. Preferred Stock redeemed, purchased or otherwise retired by the Corporation shall, upon the filing of such statement as may be required by law, assume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock.

         6. Conversion Right. The holders of the Preferred Stock shall have the right at any time to convert their shares of Preferred Stock into shares of Common Stock. The rate of conversion of


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each share of Preferred Stock shall be the quotient arrived at when the liquidation value of the Preferred Stock is divided by the fair market value of one (1) share of the Common Stock on the date of conversion. The number of shares to be converted shall then be multiplied by such quotient and the product derived shall then be rounded upward to the nearest whole share. Fair market value of the Common Stock shall be as determined by the Board of Directors, whose decision shall be binding on all shareholders. A converting Preferred shareholder shall pay the Corporation in cash the difference in value resulting from any upward rounding.

         7. Voting Rights. The holders of the Preferred Stock shall have voting rights equal in the aggregate to one (1) vote for each share of outstanding Preferred Stock on any matter to be voted on by the shareholders of the Corporation. The holders of the Preferred Stock shall be entitled to vote on all matters to be voted upon by shareholders of the Corporation.

         8. Reservation of Surplus. That portion of the surplus of the Corporation equal in amount to the aggregate of the liquidation preference of all of the issued and outstanding shares of Preferred Stock less the stated capital of said shares of Preferred Stock shall be reserved for the redemption or purchase of the outstanding shares of Preferred Stock or the payment of dividends thereon. The surplus reserved shall come first from capital surplus, secondarily from reduction surplus and finally from earned surplus. The Corporation shall not redeem or purchase any shares of the Common Stock or pay any dividends on the Common Stock unless the redemption, purchase or dividend payment is made from surplus in excess of the surplus reserved for use with respect to the Preferred Stock.


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                                 B. COMMON STOCK

         l. Dividends. Subject to all the rights, restrictions and conditions set forth in Section A of this Article Four, the holders of the Common Stock shall be entitled to receive dividends payable in cash, stock or otherwise when, as and if declared by the Board of Directors.

         2. Voting Rights. The shares of Common Stock outstanding shall not bear voting rights, except as to those matters for which voting rights are mandated by the Texas Business Corporation Act.

         3. Preferences on Liquidation. After payments have been made to the holders of the Preferred Stock, upon any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the remaining assets of the Corporation shall be distributed solely among the holders of the Common Stock in accordance with their respective holdings of Common Stock.

         4. Redemption or Purchase. The Common Stock shall be redeemable by the Corporation with the agreement of the holder thereof.

                    C. PROVISIONS APPLICABLE TO BOTH CLASSES

         l. Preemptive Rights. Ownership of shares of either class of capital stock of the Corporation shall entitle the holders thereof to the preemptive right to subscribe for or purchase their pro rata portion of any additional shares of capital stock of that class or any securities convertible into that class of the capital stock of the Corporation, however acquired, issued or sold by the Corporation.

         2. Cumulative Voting. No shareholder of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.




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         3. Authority to Purchase Own Shares. Except as otherwise noted herein, the Corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus and unrestricted reduction surplus available therefor.

                                  ARTICLE FIVE

         If, with respect to any action taken by the shareholders of the Corporation, any provision of the Texas Business Corporation Act would, but for this Article Five, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.

                                   ARTICLE SIX

         The Corporation shall indemnify every director or officer, his heirs, executors and administrators, against expenses actually and reasonably incurred by him, as well as any amount paid upon a judgment, in connection with any action, suit or proceeding, civil or criminal, to which he may be made a party by reason of his being or having been a director or officer of the Corporation, or at the request of the Corporation, having been a director or officer of any other corporation of which the Corporation was at such time a shareholder or creditor and from which other corporation he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty to the Corporation. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by



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its counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled.


                                  ARTICLE SEVEN

         No contract or other transaction between the Corporation and any other corporation shall be affected by the fact that one (1) or more of the directors or officers of this Corporation is interested in or is a director or officer of such other corporation, and any director or officer individually may be a party to or may be interested in any contract or transaction of this Corporation. No contract or transaction of this Corporation with any person or persons, firm or association shall be affected by the fact that any director or officer of this Corporation is a party to or interested in such contract or transaction, or in any way connected with such person or persons, firm or association, provided that the interest in any such contract or other transaction of any such director or officer shall be fully disclosed and that such contract or other transaction shall be authorized or ratified by the vote of a majority of directors of the Corporation not so interested. In the absence of fraud, no director or officer having such adverse interest shall be liable to the Corporation or to any shareholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of such contract or transaction, nor shall any such director or officer be accountable for any gains or profits realized thereon. In any case described in this Article Seven, any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or ratify any such contract or transaction.


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                                  ARTICLE EIGHT


         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.

                                  ARTICLE NINE

         The post office address of its initial registered office is 5122 Steadmont, Houston, Texas 77040, and the name of its initial registered agent at such address is N. Gerald Beard.

                                   ARTICLE TEN

         The number of directors constituting the initial board of directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

         N. Gerald Beard      5122 Steadmont
                              Houston, Texas 77040

         Ernest Jordan        5122 Steadmont
                              Houston, Texas 77040

         Tom Hiers            5122 Steadmont
                              Houston, Texas

                                 ARTICLE ELEVEN

         The name and address of the incorporator is:

         Patrick Wm. Johnson  1100 Milam, 28th Floor
                              Houston, Texas 77002





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5.       No Shares of the Corporation have been issued.


Dated:   March 11, 1982

                                          /s/ N. GERALD BEARD
                                          -------------------------------------
                                          N. GERALD BEARD, Secretary-Treasurer


                                          /s/ ERNEST R. JORDAN
                                          -------------------------------------
                                          ERNEST R. JORDAN, President




















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